PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(7)
(To Prospectus dated August 20, 2021)	Registration No. 333-258584

DIGIMARC CORPORATION

3,740,240 Shares of Common Stock

This prospectus supplement updates and amends the selling securityholders information contained in the prospectus, dated August 20, 2021 (as supplemented, the “Prospectus”), which forms a part of our Registration Statement on Form S-3 (Registration No. 333-258584). The Prospectus originally registered for resale up to 3,740,240 shares of our common stock held by TCM Strategic Partners L.P. (“TCM”), and following distributions of 1,385,147 of such shares to the limited partners of TCM, this prospectus supplement relates to the resale from time to time of up to 2,355,093 remaining shares by TCM and 32,081 shares by TCM Strategic L.P.

This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement is not complete without, and may not be utilized except in connection with, the Prospectus, including any amendments or supplements thereto. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our Common Stock involves risks that are described in the “Risk Factors” section beginning on page 2 of the Prospectus and in the documents incorporated by reference in the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 17, 2024.

SELLING SECURITYHOLDERS

The following information, presented as of March 17, 2025, is being provided to update the selling securityholder table in the Prospectus to reflect the distribution of 1,385,147 shares in the aggregate by TCM Strategic Partners L.P. that were originally included in the Prospectus. The percentage of shares beneficially owned prior to, and after, the offering is based on 21,548,110 shares of common stock outstanding as of March 17, 2025.

Selling Securityholder and Addresses	Shares Beneficially Owned Prior to This Offering	Maximum Number of shares of Common Stock to be Sold Pursuant to this Prospectus	Number of shares of Common Stock Owned After Offering (3)	Percentage of Common Stock Owned After Offering (3)
TCM Strategic Partners L.P. (1)	2,355,093	2,355,093	0	*	%
TCM Strategic L.P. (2)	32,081	32,081	0	*	%

*	Less than one percent.
(1)

The securities are directly held by TCM Strategic Partners L.P., a Delaware limited partnership, and may be deemed to be indirectly beneficially owned by Riley McCormack. The address of TCM Strategic Partners L.P. is 8500 SW Creekside Place, Beaverton, OR 97008, attention: Riley McCormick.

(2)

The securities are directly held by TCM Strategic L.P., and may be deemed to be indirectly beneficially owned by Riley McCormack. The address of TCM Strategic L.P. is 8500 SW Creekside Place, Beaverton, OR 97008, attention: Riley McCormick.

(3)	Assumes the sale of shares offered pursuant to this prospectus.